Exhibit 3.1

FIRST AMENDMENT TO THE AMENDED AND RESTATED BYLAWS

OF

PAR PETROLEUM CORPORATION

June 12, 2014

Pursuant to Section 9.1 of the Amended and Restated Bylaws (the “Bylaws”) of Par Petroleum Corporation, a Delaware corporation (the “Company”), and that certain unanimous written consent of the board of directors of the Corporation dated the date hereof, the Bylaws of the Company are hereby amended as set forth below:

Amendment to the Bylaws:

1. Section 3.1 of the Bylaws is hereby amended and restated in its entirety and replaced with the following:

“Number. The number of directors shall be seven (7). The Board of Directors shall consist of the persons designated by the persons or groups entitled to designate the Board of Directors in accordance with that certain Stockholders Agreement between the Company and certain stockholders of the Company dated August 31, 2012, as amended, modified or restated from time to time (the “Stockholders Agreement”). Following termination of the Stockholders Agreement, the number of directors shall be determined from time to time by resolutions adopted by the Board of Directors.”

2. Section 3.6 of the Bylaws is hereby amended and restated in its entirety and replaced with the following:

“Quorum; Voting. Except as may be otherwise provided by law, the Certificate of Incorporation or these Bylaws, the presence of a majority of the directors then in office will be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board of Directors. A majority of the directors present, even if less than a quorum, may adjourn a meeting of the Board of Directors and continue it to a later time. At all meetings of the Board of Directors, each director shall have one vote. The act of a majority of the directors present at a meeting at which a quorum is present will be deemed the act of the Board of Directors; provided, however, in the event of a tie vote on any matter, then then the Chairman of the Board shall cast the deciding vote.”

3. Section 3.10 of the Bylaws is hereby deleted in its entirety.

4. Section 4.1 of the Bylaws is hereby amended and restated in its entirety and replaced with the following:

“Designation of Committees. The Board of Directors may establish committees for the performance of delegated or designated functions to the extent permitted by law, each committee to consist of one or more directors of the Company. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of such absent or disqualified member.”

5. Section 9.1 of the Bylaws is hereby amended and restated in its entirety and replaced with the following:

“Amendments. Subject to the laws of the State of Delaware, the Certificate of Incorporation and these Bylaws, the Board of Directors may amend these Bylaws or enact such other bylaws as in their judgment may be advisable for the regulation of the conduct of the affairs of the Company. The stockholders of the Company shall have the power to amend, modify or repeal these Bylaws, or adopt any new provision authorized by the laws of the State of Delaware in force at such time, at a duly called meeting of the stockholders; provided, that notice of the proposed adoption, amendment, modification or repeal was given in the notice of the meeting; provided, further, notwithstanding any other provisions of these Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors (considered for this purpose as one class), shall be required to amend, modify or repeal any provision, or adopt any new or additional provision, in a manner inconsistent with Article 2, Article 3, Article 8 and this Article 9 of these Bylaws.”

[Signature appears on following page]

IN WITNESS WHEREOF, the undersigned, being a duly elected officer of the Corporation, executes this instrument as of the date first set forth above, and hereby certifies that the foregoing is the adopted Amendment to Bylaws of the Corporation.

Executed this 12th day of June, 2014.

By:	/s/ Brice Tarzwell
Name:	Brice Tarzwell
Title:	Senior Vice President, Chief Legal
Officer and Secretary

[SIGNATURE PAGE TO FIRST AMENDMENT TO AMENDED AND RESTATED BYLAWS OF PAR PETROLEUM CORPORATION]